                                                                    Exhibit 99.1

FOR IMMEDIATE RELEASE
Mary C. Jensen
Director of Investor Relations
(650) 849-1656

Essex Announces First Quarter 2006 Earnings Results
FFO Guidance Range Increased To $4.75 - $4.87 Per Share

Palo Alto, California—May 3, 2006—Essex Property Trust, Inc. (NYSE:ESS) announces its First Quarter 2006 earnings results and related business activities.

Net income available to common stockholders for the quarter ended March 31, 2006 totaled $9.8 million, or $0.43 per diluted share, compared to net income available to common stockholders of $26.4 million, or $1.13 per diluted share, for the quarter ended March 31, 2005. Funds from Operations (“FFO”) for the quarter ended March 31, 2006 totaled $28.9 million, or $1.13 per diluted share, compared to $32.8 million, or $1.28 per diluted share for the quarter ended March 31, 2005.

FFO per diluted share increased approximately 5% over the comparable period after adjustments for the following non-recurring items:

•	A net gain of $0.7 million or $0.03 per diluted share from the sale of Town & Country stock was recognized during the first quarter of 2006;
•	A promote distribution from Fund I and recognition of deferred lease revenue, totaling $6 million or $0.23 per diluted share during the first quarter of 2005.

"It is a pleasure to report first quarter earnings results, which exceeds our original guidance." said Keith R. Guericke, Essex Property Trust’s President and CEO. "We continue to experience steady growth in our markets and improved operating performance across our portfolio, which is supported by a strengthening national and regional economic outlook.” Mr. Guericke continued, “Guided by our economic research strategy and a committed team of real estate professionals, we will continue to grow our portfolio through value-added development, redevelopment and acquisitions."

Same-Property Operations

Same-property operating results exclude properties that do not have comparable results for the three months ended March 31, 2006 and 2005. Comparable results may not be available for properties that have been recently redeveloped and properties that have not been owned for both periods presented.

The table below illustrates the percentage change in same-property revenues, operating expenses, and net operating income (“NOI”) for the quarter ended March 31, 2006, compared to the quarter ended March 31, 2005, for the Company’s apartment communities:

	Q1 2006 compared to Q1 2005
	Revenues	Expenses	NOI
Southern California	5.5%	5.1%	5.7%
San Francisco Bay Area	5.2%	8.1%	3.8%
Pacific Northwest	5.6%	5.6%	5.6%
Same-Property Average	5.4%	5.8%	5.3%

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Same-Property Operations (Cont’d)

Sequential percentage change in same-property revenues, expenses, and NOI for the three months ended March 31, 2006 compared to the three months ended December 31, 2005:

	Q1 2006 compared to Q4 2005
	Revenues	Expenses	NOI
Southern California	0.8%	1.3%	0.5%
San Francisco Bay Area	2.2%	-1.5%	4.2%
Pacific Northwest	2.1%	-0.2%	3.6%
Same-Property Average	1.3%	0.3%	1.8%

Same-property financial occupancies for the Company’s apartment communities for the quarters ended:

	3/31/06	12/31/05	3/31/05
Southern California	96.1%	97.1%	96.2%
San Francisco Bay Area	96.4%	96.9%	96.9%
Pacific Northwest	96.7%	96.5%	96.7%
Same-Property Average	96.3%	96.9%	96.4%

Acquisitions/Dispositions

The Company acquired two apartment communities aggregating 239 units located near Santa Barbara, California, for approximately $57.1 million.

The Company sold Vista Capri East and Casa Tierra apartment communities, located in Southern California, for $7.0 million, and sold a recreational vehicle park, located in Hemet, California, for $1.3 million for a total gain net of minority interest of $2.8 million. These assets were acquired in the John M. Sachs merger in 2002.

Development

Development activity has progressed consistent with the Company’s 2006 business plan. Currently the development pipeline has over 2,700 units in various stages of development with a total estimated cost of over $700 million. Additional information pertaining to the geographic locations, as well as the ownership interests in these projects can be found on page S-9 in the Company’s Financial Supplemental package.

Redevelopment Activities

As of March 31, 2006, the Company had six redevelopment communities (1,450 apartment units) in various stages of renovation, with estimated redevelopment costs of $36.9 million, compared to redevelopment communities (1,797 apartment units), with estimated costs of $21.7 million as of March 31, 2005. The Company expects to produce a 10% - 12% incremental return on the invested capital on each of these projects.

Essex Apartment Value Fund II, L.P.

In April, the Essex Apartment Value Fund II, L.P. (“Fund II”) acquired two land parcels including a 1.26 acre parcel of land, fully entitled for 149 apartment units, located in Studio City, California for a contract price of approximately $21.0 million, and a 0.9 acre parcel of fully entitled land for 127 units, located in Seattle, Washington, for a contract price of $5.5 million. The combined estimated cost to develop these two parcels is $82.8 million.

In April, Fund II acquired Davey Glen, a 69-unit apartment community located in Belmont, California for approximately $13.5 million.

Liquidity and Balance Sheet

During the quarter, the Company’s operating partnership, Essex Portfolio, L.P., a California limited partnership, amended its unsecured revolving line of credit from $185 million, which was due to mature in April 2007, to a maximum commitment amount of $200 million, with a three-year term and a one-year extension. The underlying interest rate on this line is based on a tiered rate structure tied to the Company’s corporate rating and is currently LIBOR plus 80 basis points, compared to LIBOR plus 100 basis points on the previous line of credit. The
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Liquidity and Balance Sheet (Cont’d)

amended line of credit will be used to fund development, and redevelopment activities, Fund II capital commitments, and general working capital purposes.

Essex's total market capitalization as of March 31, 2006 was approximately $4.3 billion. A detailed calculation of such market capitalization is included in the Company’s supplemental financial information, which can be obtained on the Company’s web site. The Company’s mortgage notes payable had an average maturity of 8.5 years and an overall average interest rate of 6.1%. In February 2006, the Company entered into three, ten-year forward-starting interest rate swaps totaling a notional amount of $125 million with settlement dates of January 2009 for $25 million, and January 2011 for $100 million. As of March 31, 2006, the Company had five, ten-year forward starting interest rate swaps totaling $225 million with rates ranging from 4.9% to 5.1% and settlement dates from October 2007 through January 2011. These derivatives effectively hedge over 50% of the fixed rate debt maturities through 2010 and have a fair value, as of March 31, 2006, of approximately $7 million.

On February 23, 2006, the Company’s Board of Directors approved a $0.12 per share annualized increase to its quarterly cash dividend. The first quarter dividend distribution of $0.84 per share, was payable on April 17, 2006 to shareholders of record as of March 31, 2006. On an annualized basis, the dividend represents a distribution of $3.36 per common share.

Guidance

The Company has increased its 2006 FFO guidance range to $4.75 - $4.87 per diluted share from its previous guidance of $4.65 - $4.85 per diluted share. These revisions reflect the better than expected regional and national economic strength that is currently benefiting the Company’s targeted West Coast markets.

Conference Call Information

The Company will host an earnings conference call with management on Thursday, May 4, 2006, at 11:00 a.m. PDT - 2:00 p.m. EDT, which can be accessed by:

•	Internet at (replay available for 90 days following the live call);
•	Phone by dialing (800) 591-6945 and enter the passcode 35192180 (replay available digitally for 7 days at (888) 286-8010 using the passcode, 32569287).

Essex Property Trust, Inc., located in Palo Alto, California and traded on the New York Stock Exchange (ESS), is a fully integrated real estate investment trust (REIT) that acquires, develops, redevelops, and manages multifamily residential properties in selected West Coast communities. Essex currently has ownership interests in 126 multifamily properties (26,820 units), and has 551 units in various stages of development. Additional information about Essex can be found on the Company’s web site at www.essexpropertytrust.com.

This press release and accompanying supplemental financial information has been filed electronically on Form
8-K with the Securities and Exchange Commission and can be accessed on the Company’s Web site at www.essexpropertytrust.com. If you are unable to obtain the information via the Web, please contact the Company’s Investor Relations at (650) 494-3700.
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Funds from Operations Reconciliation

Funds from Operations, as defined by the National Association of Real Estate Investment Trusts (“NAREIT”) is generally considered by industry analysts as an appropriate measure of performance of an equity REIT. Generally, FFO adjusts the net income of equity REITS for non-cash charges such as depreciation and amortization of rental properties, gains/ losses on sales of real estate and extraordinary items. Management considers FFO to be a useful financial performance measurement of an equity REIT because, together with net income and cash flows, FFO provides investors with an additional basis to evaluate the performance and ability of a REIT to incur and service debt and to fund acquisitions and other capital expenditures. FFO does not represent net income or cash flows from operations as defined by generally accepted accounting principles (GAAP) and is not intended to indicate whether cash flows will be sufficient to fund cash needs. It should not be considered as an alternative to net income as an indicator of the REIT's operating performance or to cash flows as a measure of liquidity. FFO does not measure whether cash flow is sufficient to fund all cash needs including principal amortization, capital improvements and distributions to shareholders. FFO also does not represent cash flows generated from operating, investing or financing activities as defined under GAAP. Management has consistently applied the NAREIT definition of Funds from Operations to all periods presented; however, Funds from Operations as disclosed by other REITs may not be comparable to the Company's calculation of FFO.

	Three Months Ended 3/31/06
Funds from operations	2006	2005
Net income	10,322	26,878
Adjustments:
Depreciation and amortization	20,091	19,579
Co-investments (1)	876	149
Gain on sale of real estate	-	(1,115)
Gain on sale of real estate - discontinued operations	(3,062)	(735)
Gain on sale of co-investment activities, net	-	(14,381)
Minority interests	1,178	2,798
Depreciation - discontinued operations	-	148
Dividends to preferred stockholders - Series F	(488)	(489)
Funds from operations	28,917	32,832
(1)	Amount includes the following: (i) depreciation add back for Fund II assets and minority interests, (ii) joint venture NOI, and (iii) City Heights land lease income not recognized for GAAP.

SAFE HARBOR STATEMENT UNDER THEPRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements include statements regarding 2006 earnings per share and 2006 FFO per share estimates, trends in apartment fundamentals, future improvements in our operating results and our same store results, anticipated timing and costs of the completion and stabilization of property developments and redevelopments, the Company’s projected development projects in 2006, potential sales of our properties to condominium conversion buyers, and future construction costs. The Company's actual results may differ materially from those projected in such forward-looking statements. Factors that might cause such a difference include, but are not limited to, changes in market demand for rental units and the impact of competition and competitive pricing, changes in economic conditions, unexpected delays in the development and stabilization of development and redevelopment projects, unexpected difficulties in leasing of development and redevelopment projects, total costs of renovation and development investments exceeding our projections and other risks detailed in the Company's filings with the Securities and Exchange Commission (SEC). All forward-looking statements are made as of today, and the Company assumes no obligation to update this information. For more details relating to risk and uncertainties that could cause actual results to differ materially from those anticipated in our forward-looking statements, and risks to our business in general, please refer to our SEC filings, including our most recent Report on Form 10-K for the year ended December 31, 2005.

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